Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"') is effective as of the 30th day of January, 2024 (the "Effective Date"), by and between encore Energy Corp ("encore" or "Company") and Robert J. Willette (the "Employee ").

In consideration of the agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

ARTICLE 1 EMPLOYMENT, REPORTING AND DUTIES

1.1.Employment. The Company hereby employs and engages the services of Employee to serve as Chief Legal Officer of encore, and Employee agrees to diligently and competently serve as and perform the functions of Chief Legal Officer pursuant to this Agreement. It is specifically understood that Employee will provide guidance and services on behalf of encore and its affiliated and related entities ("Company Group") as necessary. A copy of Employee's current job description is attached hereto as Exhibit A, and Company and Employee agree and acknowledge that, subject to Section 4.7, Company retains the right to reasonably add to, or remove, duties and responsibilities set forth in that job description as business or other operating reasons may arise for changes to occur. It is understood that Employee will be appointed an officer of encore during the Term of this Agreement.

1.2.Full-time Service. Excluding any periods of vacation and sick leave to which Employee may be entitled, Employee agrees to devote Employee's full time and energies to his responsibilities with the Company and shall not, during the Term of this Agreement, be engaged in any business activity which would interfere with or prevent Employee from carrying out Employee's duties under this Agreement.

1.3.Principal Work Location. The work location will be enCore's corporate head office located in Dallas, Texas; The Company will provide appropriate lodging while the Employee is working out of the corporate office located in Corpus Christi, TX and pay for employee's travel from and to the Dallas-Fort Worth area for such work.

1.4.Fiduciary. An employee's employment is one of special trust and confidence as counsel for the Company and by virtue of his position with the Company. The Employee is a fiduciary and will honor all of his fiduciary duties to the Company both during the Term and after ceasing to be an employee.

1.5.No Prior Restrictions. The Employee represents and warrants that his employment with the Company and the performance of expected duties on behalf of the Company does not violate, or cause him to be in breach of, any obligation or covenant made to any former employer or other third-party, and that during the course of his employment with the Company Employee will not take any action that would violate or breach any legal obligation that he may have to any former employer or other third party, including any prior client of Employee. Notwithstanding the foregoing, Company

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acknowledges and agrees that Employee is bound by certain restrictions and agreements related to Employee's former employment with the United States government, and Employee's adherence to such restrictions and agreements does not constitute a violation of this Agreement.

ARTICLE 2 COMPENSATION AND RELATED ITEMS

2.1. Compensation. As compensation and consideration for the services to be rendered by Employee under this Agreement, during the Term the Company agrees to pay Employee and Employee agrees to accept:

a) Base Salary and Benefits.
(ll A base salary ("Base Salary") of $250,000 per
annum, which shall be paid in accordance with the Company's standard payroll practice. Employee's Base Salary may be increased from time to time (but not decreased, including after any increase, without Employee's written consent), at the discretion of the Company, and after any such change, Employee's new level of Base Salary shall be Employee's Base Salary for purposes of this Agreement until the effective date of any subsequent change.
(2) Subject to meeting eligibility and/or qualifications requirements, Employee shall also be eligible to participate in other Company benefits such as health insurance and other benefits consistent with the then applicable Company benefit plans to the same extent as other employees of the Company with similar position or level. Employee understands and agrees that Company's benefit plans may, from time to time, be modified or eliminated at Company's discretion.
(3) As of Employee's start date of employment, Employee
shall be entitled to four (4) weeks of paid vacation per employment anniversary year. All other provisions of the Company's vacation policy will apply to any vacation benefit use and/or payment.
bl Cash Bonus.
(1) A cash bonus opportunity (the "Cash Bonus") during each calendar year with a target (the "Target Cash Bonus") equal to fifty percent (50%) (the "Target Cash Bonus Percentage"') of the Base Salary for the year for which the cash bonus is paid, such cash bonus to be paid in accordance with the determination of the Company's Compensation Committee based on a number of metrics, including: a.) Financial Condition of the Company;
b.) Predetermined goals established between the Employee and the Company; and c.) Share price performance. In order to receive any Cash Bonus, the Employee must be employed by the Company at the time such Cash Bonus is to be paid. The Cash Bonus will be paid no later than March 15th of the year following the year for which the Cash Bonus is being paid.
(2) Proration: Employee will be entitled to a prorated bonus amount, for the period from the Employee's start date until completion of 2024, and for such portion of any subsequent year Employee is employed by the Company that is less than one calendar year, which shall be paid to Employee upon severance in any case not otherwise covered by Article 4 of this Agreement.

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c)    Stock Options.

(ll    The Employee is entitled to participate in the encore stock option plan ("SOP"), pursuant to the SOP's terms. Employee is provided an initial grant of 125,000 options at the start of employment, and the first 25% will vest after the first 6 months of employment (on July 29, 2024) and an additional 25% will vest on January 29, 2025; July 29, 2025; and January 29, 2026.

(2) Employee may participate in and/or received further annual and special option grants to be determined by the Board with guidance from the Compensation Committee. All option grants are subject to the terms and conditions of the SOP unless such terms and conditions are contrary to this Agreement, provided that such options shall irrevocably vest on the date such option is granted.

2.2.    Expenses. The Company agrees that Employee shall be allowed reasonable and necessary business expenses in connection with the performance of Employee's duties within the guidelines established by the Company as in effect at any time with respect to key employees ("Business Expenses"), including, but not limited to, reasonable and necessary expenses for food, travel, lodging, entertainment, and other items in the promotion of the Company within such guidelines. Employee shall promptly present to the Company an itemized account of all reimbursable expenses, together with receipts, vouchers, or other supporting documentation and otherwise comply with Company's reimbursement plan/policies. The Company shall promptly reimburse Employee for all reasonable Business Expenses incurred by Employee which are approved by the Company.

2.3.    Holidays. In addition to paid vacation, Employee will be entitled to paid holidays as recognized by the Company in the location where Employee is principally employed.

2.4.    Unless stated otherwise herein, all prerequisites and obligations for any employment related benefit shall be in accordance with the applicable governing plan and/or policy.

ARTICLE 3 TERM

3.1. Term. Employee's employment under this Agreement shall commence on the Effective Date and will end on the date (the "Initial Expiration Date") that is the second anniversary of the Effective Date, unless extended under the terms of this Article. If neither Company nor Employee provides written notice of intent not to renew this Agreement by ninety (90) days prior to the Initial Expiration Date, this Agreement shall be automatically renewed for twelve (12) additional months from the Initial Expiration Date, and if neither

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Company nor Employee provides written notice of intent not to renew this Agreement prior to ninety (90) days before the end of such additional 12-month period, this Agreement shall

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continue to be automatically renewed for successive additional 12-month periods from the anniversary date of the Effective Date until such time as either Company or Employee provides written notice of intent not to renew prior to ninety
(90) days before the end of any such renewal period, provided, that upon the occurrence of any automatic renewal the Base Salary shall be increased by 10%. The "Term" of this Agreement consists of the initial two years and each 12-month extension.

ARTICLE 4 TERMINATION

1.1Termination of_Employment _Employee's employment may be terminated as provided herein.

1.2Notice by Company. Any notice of termination given by the Company to Employee shall specify whether such termination is with or without just cause as defined in Section 4.6. The termination date shall be as specified in the written notice of termination that is given by the Company to Employee. In the event that the initial basis for termination changes prior to the termination date, the last basis for termination will control.

1.3Notice by Employee. Any notice of termination given by Employee to the Company shall specify whether such termination is made with or without Good Reason as defined in Section 4.7. Unless provided otherwise in this Agreement, the termination date shall be thirty (30) days after written notice of termination is given by Employee to the Company. In the event that the initial basis for termination changes prior to the termination date, the last basis for termination will control.

1.4Effect of Termination on Officer and Similar Positions. In the event of any termination of the Employee's employment with the Company, regardless of reason, the Employee agrees that he will be deemed to have resigned, effective as of the date of the termination of his employment with the Company, from all director, officer, or other positions that he may hold within the Company Group, or with any other entity to the extent that he is serving in such capacity for such other entity at the request of the Company Group. Employee agrees, to the extent requested by the Company, Company Group, or any other entity, to execute and immediately submit a letter of resignation, or other documentation to that effect, to the Company Group or to such other entity, as applicable.

1.5Notice Not to Renew. If the Company or Employee gives the other a notice not to renew this Agreement under Section 3.1, employment under this Agreement shall terminate at the close of business at the end of the Initial Expiration Date or at the end of the 12- month renewal period in which timely notice not to renew was given, as the case may be. A notice by the Company not to renew shall be considered a notice of termination.

1.6Termination by Company With Just Cause. Notwithstanding any provision to the contrary, the Company may terminate Employee's employment for Just Cause as provided herein. Unless the event(s) leading to termination for just cause

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reasonably allow for an opportunity to cure as provided herein, termination for just cause may be given

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without prior notice and will be immediately effective. As used in this Agreement, the term "just cause" will mean any one or more of the following events:

a) theft, fraud, dishonesty, or misappropriation by Employee involving the property, business or affairs of the Company or the discharge of Employee's responsibilities or the exercise of his authority;

b) willful misconduct or the willful failure by Employee to properly discharge his responsibilities or to adhere to the policies of the Company;

c) Employee's gross negligence in the discharge of his responsibilities or involving the property, business or affairs of the Company to the material detriment of the Company;

d) Employee's conviction of a criminal or other statutory offence that constitutes a felony or which has a potential sentence of imprisonment greater than six (6) months or Employee's conviction of a criminal or other statutory offence involving, in the sole discretion of the Board, moral turpitude;

e) Employee's material breach of a fiduciary duty owed to the Company;

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below;

f) any material breach by Employee of the covenants contained in Articles 6 or 7

g) Employee's unreasonable refusal to follow the lawful written direction of the Company's Board of Directors or the Chair of the Board on any material matter;

h) any conduct of Employee which is materially detrimental to the Company, when voted upon by a majority of the Board;

i) failure to perform legal services to a corporation consistent with the practice requirements of "Rule Xlll(a), Rules Governing Admission to the Bar of Texas" as described in the "Policy Statement on Practice Requirements for Rule XIII" of the Board of Bar Examiners of the State of Texas, or, in Employee's discretion, alternatively, obtain a license to practice law in Texas, or otherwise fail to meet the requirements for the provision of in-house legal services pursuant to Texas law; or

j) any other conduct by Employee that would constitute "just cause" as that term is defined at law.

Opportunity to Cure: In addition to notice of termination, if the Company determines just cause exists for termination pursuant to Section 4.6 (c), (f), (g), (h), (i) or U), the Company will provide Employee the opportunity to correct and cure the failure within thirty
(30) calendar days from the receipt of such notice, which notice shall specify such failure or negligence. If the parties disagree as to whether the Company had just cause to

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terminate the Employee's employment, the dispute will be submitted to binding arbitration pursuant to Section 8.11 below.

1.7Termination by Employee for Good Reason. Employee may terminate this Agreement for good reason. Employee must provide not less than 30 calendar days written notice to the Company Board of Directors describing the good reason and allow the Board not less than 30 calendar days in which to cure the alleged good reason event. "Good Reason" means, without the written agreement of Employee, there is:

a)        a material reduction or diminution in the level of responsibility, duties, responsibilities or office of Employee;

b)        a reduction in the Employee's Base Salary or Target Cash Bonus Percentage;
or

cl    after a Change of Control, a proposed, forced relocation of Employee to another geographic location greater than fifty (50) miles from Employee's office location at the time a move is requested after a Change of Control; or

d)    after a Change of Control, a deemed termination without just cause pursuant to Section 5.1(a).

1.8Termination by Company Without Just Cause or Employee without Good Reason. Either Company or Employee may terminate this Agreement without just cause or good reason, as applicable, with not less than 60 days' notice. Regardless of who provides notice, the Company in its sole discretion may advance Employee's separation date provided that the Company agrees to pay Employee his salary for the notice period or any remainder thereof.

1.9Termination by Death or Disability. This Agreement will automatically terminate on the death of Employee. In addition, the Company may terminate employee for disability as provided herein.

a)    Definition of Disabled. As used herein, "Disabled" and/or "Disability" shall mean a mental or physical impairment which, in the reasonable opinion of a qualified doctor selected by mutual agreement of the Company and Employee acting reasonably, renders Employee unable, with reasonable accommodation, to perform with reasonable diligence the essential functions and duties of Employee on a full-time basis in accordance with the terms of this Agreement, which inability continues for a period of not less than 180 days in any continuous 12 month period. If any dispute arises between the parties as to whether Employee is Disabled, Employee will submit to an examination by a physician selected by the mutual agreement of the Company and Employee acting reasonably, at the Company's expense. The decision of the physician will be certified in writing to the

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Company and will also be sent by the physician to Employee or Employee's legally authorized representative

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and will be conclusive for the purposes of determining whether Employee is Disabled. If Employee fails to submit to a medical examination within twenty (20) days after the Company's request, Employee will be deemed to have voluntarily terminated his or her employment. Termination for Disability will be effective upon receipt of the medical determination of disabled.

bl    In the case of Disability, any Base Salary payable to Employee during the one hundred and eighty (180) day period of disability described above will be limited to the amount payable without causing a reduction in the amount of any disability benefits Employee receives or is entitled to receive as a result of any disability insurance policies for which the Company has paid the premiums. Accordingly, Employee's Base Salary may be reduced to avoid any reduction in disability insurance benefits.

1.10Obligations of the Company Upon Termination.

(a) Termination b Com an with Just Cause or b Em lo ee Without Good Reason. If the Company terminates Employee's employment under this Agreement with just cause as defined in Section 4.6, or if Employee terminates his employment without Good Reason as defined in Section 4.7, in either case whether before or after a Change of Control as defined in Section 5.2, then Employee' s employment with the Company shall terminate without further obligation by the Company to Employee, other than (i) payment of outstanding Base Salary, accrued unused vacation pay and any other cash benefits accrued up to and including the date of termination, less applicable withholdings, and (ii) allowing employee to exercise any vested rights with respect to stock options on termination of employment in accordance with the SOP and the terms and conditions of each grant; and (iii) reimbursement for all properly submitted and approved Business Expenses incurred by the Employee in discharging his responsibilities to the Company prior to the effective date of termination of the Employee's employment in accordance with Section 2.2 above (items (i)- (iii) are "Accrued Obligations"). Payments shall be made in one lump sum, within six (6) calendar days after the effective date of such termination.
(b) Termination b Com an Without Just Cause/b Em lo ee with Good Reason/Company's Failure to Renew/Disabled/Death. If Employee terminates Employee's employment under this Agreement for Good Reason as defined in Section 4.7, or if the Company terminates Employee' s employment without just cause as defined in Section 4.6, or where the Company does not renew the Agreement as per Section 3.1 of this Agreement, or if the Company terminates Employee's employment by reason of Employee becoming Disabled as defined in Section 4.9(a), or if Employee dies, in any case whether before or after a Change of Control as defined in Section 5.2, or if there is a deemed termination without just cause upon a Change of Control as contemplated by Section 5.1(a), then Employee's employment with the Company shall terminate, as of the effective date of the termination, and in lieu of any other severance benefit that would otherwise be payable to Employee, if any, Employee shall receive:

(1) Termination Due to Death or Disability or Where Company Does Not Renew the Agreement: The Company shall pay the following amounts to Employee (or, in the case of termination by reason of Employee becoming Disabled or upon the death

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of Employee, to Employee's legal representative or estate as applicable) after the effective date of such termination:

(i)    all Accrued Obligations up to and including
the date of termination, to be paid in not more than six (6) calendar days of the termination of date employment; and

(ii)    the Company will offer an amount in cash equal to one (1.0) (the "Severance Factor") times the sum of Employee's Base Salary and the full annual Target Cash Bonus for the calendar year in which the Date of Termination occurs such amount to be paid within thirty (30) calendar days after the effective date of the Release contemplated by Section 4.11 provided that, if the time period in which the Release must be executed and become effective spans two separate calendar years, then such amount shall not be paid
prior to January 1 of the second of such calendar years; and

(iii) Notwithstanding the foregoing, in the case of
Disability, any Base Salary payable to Employee during the one hundred and eighty (180) day period of disability set forth in Section 4.9 will be limited to the amount payable without causing a reduction in the amount of any disability benefits Employee receives or is entitled to receive as a result of any disability insurance policies for which the Company has paid the premiums

(2)    Termination Without Just Cause or a Deemed Termination Without Just Cause Upon a Change of Control: In addition to Accrued Obligations up to and including the date of termination, to be paid in not more than six (6) calendar days of the termination of date employment, the Company shall offer to pay Employee an amount in cash equal to two (2.0) (the "Severance Factor") times the sum of Employee's Base Salary and the full annual Target Cash Bonus for the calendar year in which the Date of Termination occurs such amount to be paid within thirty (30) calendar days after the effective date of the Release contemplated by Section 4.11 provided that, if the time period in which the Release must be executed and become effective spans two separate calendar years, then such amount shall not be paid prior to January 1 of the second of such calendar years.

(3)    COBRA Continuation Coverage. For all terminations covered by 4.10(b), upon termination, and conditioned on the Employee signing the Release contemplated by Section 4.11 and such Release becoming effective, the Company or its Successor (as defined in Section 5.l(a)), agrees to pay Employee the full cost of his COBRA continuation rate

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charged by the Company for employee and, if applicable, dependent coverage, on a monthly basis, for a period of months up to twelve times the

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applicable Severance Factor based on the nature/reason for the termination (the "Coverage Period"), beyond Employee's termination month, or until Employee becomes insured by any subsequent employer, whichever occurs first. Employee and if applicable his dependents may, at their choosing and if eligible, enroll in COBRA continuation under the group health insurance plan through the Company (generally for the first eighteen months following Employee's termination month) or, if they choose, they may enroll in a separate plan of their choosing, by using these payments to enroll in medical and prescription insurance of their choosing. These payments will be to Employee directly and will be grossed up so that there is no negative tax impact to the Employee for the amount charged by the insurance carriers for the COBRA continuation coverage for the current month. The monthly payment amount for COBRA coverage will be indexed annually and will match the rate charged for any month of coverage available by the insurance carrier for Medical, Dental, and Optical coverage through encore for employee and, if applicable, dependent coverage.

Payments pursuant to this Section 4.10(b)(3) shall continue at the rate described herein until the earlier of (x) conclusion of the Coverage Period beyond Employee's termination month, (y) the end of the month during which Employee and his dependents are no longer eligible for and/or covered under COBRA, or (z) the end of the month in which Employee becomes covered by a subsequent employer's insurance.

(4)    Nothing herein shall preclude the Company from
offering
additional severance benefits to Employee upon termination of employment.

(c) IRS Code Section 280G. Notwithstanding any other provisions of this Agreement, or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Employee or for Employee's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute "parachute payments" within the meaning of IRS Code Section 280G and would, but for this Section 4.10(c) be subject to the excise tax imposed under IRS Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the following shall apply:

(1) If the Covered Payments, reduced by the sum of (I) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Employee on the amount of the Covered Payments which are in excess of three times Employee's "base amount" within the meaning of IRS Code Section 280(G) less one dollar (the "Threshold Amount"), are greater than or equal to the Threshold Amount, Employee shall be entitled to the full benefits payable under this Agreement; and

If the Threshold Amount is less than (1) the Covered Payments, but

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greater than (2) the Covered Payments reduced by the sum of (x) the Excise Tax and (y) the total of the Federal, state, and local income and employment taxes on the amount of the Covered Payments which are in excess of the Threshold Amount, then the Covered Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments shall not exceed the Threshold Amount. In such event, the Covered Payments shall be reduced in the following order: (A) cash payments not subject to IRS Code Section 409A; (8) cash payments subject to IRS Code Section 409A; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits. To the extent any payment is to be made overtime (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(2J The determination as to which of the alternative provisions of Section 4.10(c) shall apply to Employee shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or Employee. For purposes of determining which of the alternative provisions of Section 4.10(c) shall apply, Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Employee' s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Employee.

1.11Return of Materials: Confidential Information. In connection with Employee's separation from employment for any reason or at any time upon request by the Company, Employee shall return any and all physical property belonging to the Company, and all material or records of whatever type containing "Confidential Information" as defined in Section 6.2 below, including, but not limited to, any and all documents, whether in paper or electronic form, which contain Confidential Information, any customer information, production in formation, manufacturing-related information, pricing information, files, memoranda, reports, pass codes/access cards, training or other reference manuals, Company vehicle, telephone, gas cards or other Company credit cards, keys, computers, laptops, including any computer disks, software, facsimile machines, memory devices, printers, telephones, pagers, or the like.

1.12Delivery of Release. As a condition for any receipt of any payments upon termination other than Accrued Obligations Employee and/or Employees legal or estate representative as applicable, must accept and agree to the terms of a written Release which form shall be satisfactory to the Company and provide a full release of all claims against the Company, the Company Group, and all of their affiliates and related entities, and each of their respective employees, officers, and owners, except for claims pursuant to any directors and officers liability insurance applicable to the Employee that may have

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been purchased by the Company and except where Employee has been named as a defendant in a legal action arising out of the performance of Employee's responsibilities in which case the Release will exempt any claims which Employee or his or her legal representative or estate may have for indemnity by the Company with respect to any such legal action. As a condition to the obligation of the Company to make any payments upon termination other than Accrued Obligations Employee and/or Employees legal or estate representative as applicable, shall execute and deliver the Release to the Company in the time prescribed which shall not exceed 60 days. Unless stated otherwise within the Release, the Release will be effective immediately upon receipt by the Company of the executed Release within the prescribe period for acceptance.

ARTICLE 5 CHANGE OF CONTROL

1.1Effect of Change of Control. In the event of a Change of Control of encore during the Term the following provisions shall apply:

(a)    If upon the Change of Control

(1) Employee is not retained by the Company or its successor (whether direct or indirect, by purchase of assets, merger, consolidation, exchange of securities, amalgamation, arrangement or otherwise) to all or substantially all of the business and/or assets of encore ("Successor") on substantially the same terms and conditions as set out in this Agreement and in circumstances that would not constitute Good Reason (where Good Reason is determined by reference to Employee's employment status prior to the
Change of Control and prior to any other event that could constitute Good Reason); and/or

(2)    any such Successor does not, by agreement in form
and substance
satisfactory to Employee, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, then Employee's employment shall terminate and be deemed to be terminated without just cause upon such Change of Control and Employee shall be entitled to the compensation and all other rights specified Section 4.10(b)(2) in the same amount and on the same terms as if terminated without just cause as set out therein, subject to the additional rights set out in paragraph (d) below;

(b) All rights of Employee in this Agreement, including without limitation all rights to severance and other rights upon a termination with or without just cause, with or without Good Reason, upon a disability or upon death Section 4.10(b) of this Agreement shall continue after a Change of Control in the same manner as before the Change of Control, subject to the additional rights set out in paragraph (d) below;

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©    For clarity, if there is a Change of Control and the employment of the Employee

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is continued by the Company or its Successor on substantially the same terms and conditions then the
Employee will not be entitled to any compensation under Section 4.10 of this Agreement; and

(d) If, (i) there is a deemed termination without just cause under Section 5.1(a); or (ii) within twelve (12) months following the effective date of the Change of Control, encore, or its Successor, terminates the employment of Employee without just cause or by reason of Disability, or Employee terminates his employment under this Agreement for Good Reason, then in addition to the other rights Employee has under this Agreement, and notwithstanding any other provision in this Agreement, but subject to the terms of the SOP and each grant, all of the stock options previously granted to Employee that have neither vested nor expired will automatically vest and become immediately exercisable. Employee will have ninety (90) days from the effective date of the termination of Employee's employment to exercise any stock options which had vested as of the effective date of termination and thereafter Employee's stock options will expire and Employee will have no further right to exercise the stock options.

1.2Definitions of Change of Control. For the purposes of this Agreement, "Change of Control" will mean the happening of any of the following: any transaction at any time and by whatever means pursuant to which (A.) enCore goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of encore voting securities immediately prior to such corporate transaction or reorganization, (B.) any Person (as defined in the Securities Act (British Columbia)) or any group of two or more Persons acting jointly or in concert (other than encore, a wholly owned Subsidiary of encore, an employee benefit plan of the encore or of any of its wholly- owned Subsidiaries (as defined in the Securities Act (British Columbia)), including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect "beneficial ownership" (as defined by the Business Corporations Act (British Columbia)) of, or acquires the right to exercise control or direction over, securities of encore representing 50% or more of the enCore's then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of enCore with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization, or (C) the sale, assignment or other transfer of all or substantially all of the assets of encore in one or a series of transactions, whether or not related, to a Person or any group of two or more Persons acting jointly or in concert, other than a wholly-owned Subsidiary of encore, and for greater certainty includes

(a)    the dissolution or liquidation of encore except in connection with the
distribution of assets of encore to one or more Persons which were wholly owned Subsidiaries of encore immediately prior to such event;

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(b)    the occurrence of a transaction requiring approval of the enCore's shareholders whereby encore is acquired through consolidation,

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merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary of encore);
(c)    a majority of the members of the Board are replaced or changed as a result of or in connection with any: (A) takeover bid, consolidation, merger, exchange of securities, amalgamation, arrangement, capital reorganization or any other business combination or reorganization involving or relating to encore; (B) sale, assignment or other transfer of all or substantially all of the assets of encore in one or a series of transactions, or any purchase of assets; or (C) dissolution or liquidation of encore;
(d) during any two-year period, a majority of the members of the Board serving at the date of this Agreement is replaced by directors who are not nominated and approved by the Board;
(e) an event set forth in (a) - (d) has occurred with respect to encore or any of its direct or indirect parent companies, in which case the term "encore" in those paragraphs will be read to mean "the Company or such parent company" and the phrase "wholly-owned Subsidiary(ies)" will be read to mean " Affiliate(s) or wholly-owned Subsidiary(ies)"; or
(f)    the Board passes a resolution to the effect that, an event set forth in (a) - (e)
above has occurred.
ARTICLE 6 CONFIDENTIALITY

1.1Position of Trust and Confidence. Employee acknowledges that in the course of discharging his responsibilities, he will occupy a position of trust and confidence with respect to the affairs and business of encore and the Company Group and each of their customers and clients, and that he will have access to and be entrusted with detailed confidential information concerning the present and contemplated mining and exploration projects, prospects, and opportunities of the Company Group. Employee acknowledges that the disclosure of any such confidential information to the competitors of the Company Group or to the general public would be highly detrimental to the best interests of the Company and Company Group. Employee further acknowledges and agrees that the right to maintain such detailed confidential information constitutes a proprietary right which the Company Group is entitled to protect. The Employee acknowledges that the provisions of
Article 6 and Article 7 below are intended to, among other things, protect such proprietary rights.

1.2Definition of Confidential Information. In this Agreement, "Confidential Information" means any information disclosed by or on behalf of the Company Group to Employee or developed by Employee in the performance of his or her responsibilities at any time before or after the execution of this Agreement, and includes any information, documents, or other materials (including, without limitation, any drawings, notes, data, reports, photographs, audio and/or video recordings, samples and the like) relating to the business or affairs of the Company Group or any of their respective customers, clients or suppliers that is confidential or proprietary, whether or not such information (i) is reduced

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to writing; (ii) was created or originated by an employee; or (ii) is designated or marked as "Confidential" or "Proprietary" or some other designation or marking. Confidential Information includes, but is not limited to, the following categories of information relating to the Company Group:

(a)    information concerning the present and contemplated mining, milling,
processing and exploration projects, prospects and opportunities, including joint venture projects;
(b)    information concerning the application for permitting and
eventual
development or construction of properties, the status of regulatory and environmental matters, the compliance status with respect to licenses, permits, laws and regulations, property and title matters and legal and litigation matters;
(c)    information of a technical nature such as ideas, discoveries, inventions,    improvements,    trade    secrets,    now-how,    manufacturing    processes, specifications, writings and other works of authorship;
(d) financial and business information such as business and strategic plans, earnings, assets, debts, prices, pricing structure, volume of purchases or sales, production, revenue and expense projections, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, or other financial data whether related to business generally, or to particular products, services, geographic areas, or time periods;

(e)    supply and service information such as goods and services
suppliers'
names or addresses, terms of supply or service contracts of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of supplier or use of a particular supplier, although generally known or available, yields advantages, the details of which are not generally known;

(f) marketing information, such as details about ongoing or proposed marketing programs or agreements, sales forecasts or results of marketing efforts or information about impending transactions;

(g)    personnel information relating to employees, contractors, or agents, such as personal histories, compensation or other terms of employment or engagement, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

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(h)    customer information, such as any compilation of past, existing
or
prospective customer's names, addresses, backgrounds, requirements, records of purchases and prices, proposals or agreements with customers, status of customer accounts or credit, or related information about actual or prospective customers;

(i) Computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flow charts, coding sheets, and the like), source codes, object code and load modules, programming, program patches and system designs;

(j) all information which becomes known to Employee as a result of Employee's employment by the Company, which Employee acting reasonably, believes or ought to believe is confidential or proprietary information from its nature and from the circumstances surrounding its disclosure to Employee; and

(k)    all legal services provided for Company and/or Company Group, including advice and guidance, legal review and drafting of documents, all matters protected by attorney client privilege, and all information learned regarding the Company and Company Group as a result of Employee's representation of Company and/or Company Group as legal counsel.

Despite the foregoing, Confidential Information does not include information which the Employee can prove is information that was in the public domain at the date of disclosure to the Employee, or thereafter entered the public domain through no fault of the Employee or any other breach of confidentiality (but only after it has entered the public domain).

1.3Non-Disclosure. Employee, both during his employment thereafter, irrespective of the time, manner or cause of termination, will:

(a)    retain in confidence all of the Confidential Information;

(b) refrain from disclosing to any person including, but not limited to, customers and suppliers of the Company Group, any of the Confidential Information except for the purpose of carrying out Employee's responsibilities with the Company, and

(c)    refrain from directly or indirectly using or attempting to use such Confidential Information in any way, except for the purpose of carrying out Employee's responsibilities with the Company.

(d)    The above restrictions shall remain in place for a period of five
(5) years

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after the termination of Employee's employment, provided, however, that irrespective of the five (5) year period described above, protected attorney client communications shall not be disclosed at any time unless expressly allowed by the Board of Directors and/or the privilege is waived by the Board of Directors.

(e)    Return of Information Employee shall deliver promptly to the Company, at the termination of the Employee's employment, or at any other time at the Company's request, without retaining any copies, all documents and other material in Employee's possession relating, directly or indirectly, to any Confidential Information.

(f) Subpoenas and Process. Should Employee be subject to subpoena or other legal process to seek the disclosure of any Confidential Information, Employee will object to disclosure based on this Agreement, attorney client privilege and any other appropriate reason for not disclosing confidential information. Employee will immediately advise the Company of such subpoena or process and provide the Company with the necessary information, including providing a copy of any subpoena or other process, in each case to the extent he is legally permitted to do so, and reasonably cooperate with the Company in its efforts, to seek to protect the Confidential Information.

6.4    Defend Trade Secrets Act Notification. In accordance with the Defend Trade Secrets Act of 2016, the Employee acknowledges that he has been notified by the Company that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Employee acknowledges that he has been further notified by the Company that, if he files a lawsuit for retaliation by an employer for reporting a suspected violation of law, then he may disclose the employer's trade secrets to his attorney and use the trade secret information in the court proceeding if: (A) he files any document containing the trade secret under seal; and (B) he does not disclose the trade secret, except pursuant to court order.

6.5    Whistleblower and other Laws Protecting_ Employees. The foregoing obligations of confidentiality set out in this Article 5 are subject to any applicable whistleblower laws, which protect Employee's right to provide information to governmental and regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations. Notwithstanding any other provision in this Agreement, Employee is not required to seek the Company's permission or notify the Company of any communications made in compliance with applicable Whistleblower laws, and the Company will not consider any such communications to violate this Agreement or any other agreement between Employer and the Company or any Company policy by which Employee is bound. Further, nothing in this Agreement is to be interpreted to interfere with the Employee's rights under any federal, state, or local constitution, statute, rule, or regulation to file or otherwise institute a complaint or charge of discrimination, retaliation, or other alleged

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violation of discrimination or other employment-related laws with any federal, state, or local

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government agency enforcing such laws, to participate in a proceeding with any such agency, or to cooperate with any such agency in its investigation of such complaint or charge.

ARTICLE 7 RESTRICTIVE COVENANTS

7.1    Non-Solicitation. Employee acknowledges that he will have access to and produce sensitive Confidential Information of the Company and Company Group and that his position as Chief Legal Officer one of utmost confidence and trust. Employee further acknowledges that Company and Company Group have and continue to expend time, effort and funds to develop long-term business relationships and goodwill. Employee agrees that during the period commencing on the date of this Agreement and ending twelve (12) months after the effective date of the termination of Employee's employment irrespective of the time, manner or cause of termination (the "Non-Solicitation Period"}, Employee will not, within the Company and Company Group's Area of Operation, directly or indirectly, on Employee's own behalf or on behalf or any other person, individually or in partnership or jointly with any other person, entity or organization, as principal, agent, consultant, contractor, employer or employee:

(a)    accept or solicit business from any customer, client or business relation of the Company Group, or prospective customer, client or business    relation that the Company Group was actively soliciting, whether or not Employee had direct contact with such customer, client or business relation, for the benefit or on behalf of any person, firm or corporation operating a business which competes with the Company Group, or attempt to direct any such customer, client or business relation away from the Company Group or to discontinue or alter any one or more of their relationships with the Company Group; or

(b)    hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant, independent contractor, agent, licensee, supplier, or business relation of the Company Group to discontinue or alter any one of their relationships with the Company Group.

(c)    For purposes of this Article,

(1) "Customer" is any person or entity with whom the Company or Company Group is under contract to provide and/or obtain services, or with whom the Company has such a relationship in the past 5 years prior to Employee's separation and has a reasonable expectation of further agreements.

(2) "Prospective Customer" is any person or entity to whom or from whom the Company or Company Group has made an offer or a presentation to provide and/or obtain services within the 12-month period prior to the end of Employee's employment.

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(3) "Business relation" is any person or entity with whom the Company or Company Group is engaged in a business undertaking in any aspect, including partnerships, joint ventures, financing or any other activity with the intent to promote the Company and/or Company Group, improve their profits, improve market share, or otherwise advance the Company's or Company Group's business interests.

(4) "Prospective Business relation" is any person or entity with whom in the 12-month period prior to the end of Employee's employment, the Company or Company Group made an offer or a presentation to engage in a business undertaking in any aspect, including partnerships, joint ventures, financing or any other activity with the intent to promote the Company and/or Company Group, improve their profits, improve market share, or otherwise advance the Company's or Company Group's business interests.

(5)    "Area of Operation" is North America.

7.2 Remedies for Breach of Restrictive Covenants, Employee acknowledges that in connection with Employee's employment he will receive or will become eligible to receive substantial benefits and compensation. Employee acknowledges that Employee's employment by the Company and all compensation and benefits from such employment will be conferred by the Company upon Employee only because and on the condition of Employee's willingness to commit Employee's best efforts and loyalty to the Company Group, including protecting the Company Group's confidential information and abiding by the non-solicitation covenants contained in this Agreement. Employee understands that his obligations set out in Article 6 and this Article 7 will not unduly restrict or curtail Employee's legitimate efforts to earn a livelihood following any termination of his employment with the Company. Employee agrees that the restrictions contained in Article 6 and this Article 7 are reasonable and valid and all defenses to the strict enforcement of these restrictions by the Company are waived by Employee. Employee further acknowledges that a breach or threatened breach by Employee of any of the provisions contained in Article 6 or this Article 7 would cause the Company irreparable harm which could not be adequately compensated in damages alone. Employee further acknowledges that it is essential to the effective enforcement of this Agreement that, in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, the Company will be entitled to seek and obtain, in a summary manner, from any court having jurisdiction, interim, interlocutory, and permanent injunctive relief, specific performance and other equitable remedies, without bond or other security being required. In addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, in the event of a breach of any of the covenants or other obligations contained in this Agreement, the Company will be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or benefits which Employee directly or indirectly, has realized or may realize relating to, arising out of, or in connection with any such breach. Should a court of competent jurisdiction declare any of the covenants set forth in Article 6 or this Article 7 unenforceable as prepared, the court shall be empowered to modify and reform, including "blue penciling", such covenants to the extent necessary to be enforceable and to enforce the modified provisions to protect the

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legitimate interests of the Company and to award injunctive relief, or damages, or both, to which the Company may be entitled. If any such restriction is held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement or any other jurisdiction, but such restriction will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restriction had never been contained in this Agreement.

ARTICLE 8 GENERAL PROVISIONS

1.1Governing Law. Unless specifically provided otherwise in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to its conflicts of laws principles.

1.2Assignability . This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee. Provided, however, as provided for herein, certain benefits to the Employee shall inure to the benefit of and be enforceable by Employee's legal representatives and heirs, and as to such entitlements, Employee may assign such rights by will or be available by the laws of descent and distribution. This Agreement shall also inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign this Agreement.

1.3Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

1.4Entire Agreement: Amendment. This Agreement constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof and, except as otherwise expressly provided herein, supersedes any prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including without limitation all consulting, employment, severance or change of control agreements previously entered into between Employee and the Company and the May 22, 2022, offer letter between the parties. Except as may be otherwise provided herein, this Agreement may not be amended or modified except by subsequent written agreement executed by both parties hereto.

1.5IRS Code Section 409A. This Agreement is intended to comply with IRS Code Section 409A ("Section 409A") to the extent Section 409A is applicable to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intention and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment under this Agreement constitutes "nonqualified deferred compensation" under Section 409A, the following shall apply to the extent Section 409A is applicable to such payment:

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(a)    Any amount payable that is triggered upon the Employee's termination of employment shall be paid only if such termination of employment constitutes a "separation from service" under Section 409A; and
(b) All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Employee shall be paid no later than the end of the calendar year next following the calendar year in which Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in - kind benefits, except as permitted by Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in - kind benefits to be provided, in any other taxable year; and (c) such payments shall be made on or before the last day of Employee' s taxable year following the taxable year in which the expense occurred. For purposes of Section 409A, Employee's right to receive installment payments of any severance amount, if applicable, shall be treated as a right to receive a series of separate and distinct payments.

In the event that Employee.is deemed on the date of termination to be a "specified employee" as defined in Section 409A, then with regard to any payment or the provision of any benefit that is subject to Section 409A and is payable on account of a separation from service (as defined in Section 409A), such payment or benefit shall be delayed for until the earlier of (a) the first business day of the seventh calendar month following such termination of employment, or (b) Employee's death. Any payments delayed by reason of the prior sentence shall be paid in a single lump sum, without interest thereon, on the date indicated by the previous sentence and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

Notwithstanding the foregoing, the Company makes no representation to the Employee about the effect of Section 409A on the provisions of this Agreement or any other compensation arrangement of the Employee, and the Company will have no liability to the Employee in the event that the Employee becomes subject to taxation (including taxes, penalties, and interest) under Section 409A (other than any reporting and/or withholding obligations that the Company may have under applicable tax law) or in the event the Employee incurs other expenses on account of non-compliance or alleged non-compliance with Section 409A; unless such taxation or expense is the result of Company's action or inaction, or any document or operational failure of Company..

8.6    Independent Covenants. Each of the Employee's covenants set forth in Articles 6 and 7 will be construed as a covenant independent of any other covenant or provision of this Agreement or any other agreement between the parties hereto, and the existence of any claim or cause of action by the Employee against the Company, whether predicated on a covenant or provision of this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the Employee's covenants set forth in Articles 6 and 7.

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1.7Multi le Counter arts· PDF Si natures. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one Agreement. Each party hereto may execute this Agreement in Portable Document Format or similar format ("PDF") sent by electronic mail. In addition, PDF signatures of authorized signatories of any party hereto will be deemed to be original signatures and will be valid and binding, and delivery of a PDF signature by any party will constitute due execution and delivery of this Agreement.

1.8Notices. Any notice provided for in this Agreement shall be deemed delivered upon deposit in the United States or Canadian mails, registered or certified mail, addressed to the party to whom directed at the addresses set forth below or at such other addresses as may be substituted therefor by notice given hereunder. Notice given by any other means must be in writing and shall be deemed delivered only upon actual receipt.

If to the Company:

encore Energy Corporation
101 N. Shoreline Blvd. Suite 450 Corpus Christi, TX 78401
USA

Attention: Chief Executive Officer If to Employee:
Robert J. Willette
     USA

1.9Waiver. The waiver of any term or condition of this Agreement, or any breach thereof, shall not be deemed to constitute the waiver of the same or any other term or condition of this Agreement, or any breach thereof.

8.9 Severabiliy. In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other that would render the provision valid, then the provision shall have the construction that renders it valid.

1.11Arbitration of Disputes.

Employee, Company and Company Group, each agree to submit all claims and disputes relating to this Agreement or Employee's employment to binding arbitration. Unless exempted herein, arbitration shall be the sole and exclusive remedy for resolving any such

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claims or disputes. By agreeing to arbitrate, the Parties are not giving up any substantive rights under either state or federal law.

This Section 8.11 shall govern and apply to the resolution of all claims and/or disputes between and among Employee and Company and Company Group which in any way relate to or arise from Employee's employment, including consideration of employment, the interpretation, breach, validity, enforcement, or termination this Agreement, the Employee's employment with the Company or the cessation thereof, the Employee's compensation, and all matters arising under any federal, state, or local constitution, statute, rule, or regulation, or principle of contract law or common law, including but not limited to any and all medical leave statutes, wage-payment statutes, minimum wage and overtime statutes, anti-employment discrimination and anti-retaliation statutes, whistleblower statutes, or labor laws and all claims or disputes that may arise from or relate to Employee's employment, including, by way of example and without limitation, disputes arising from or concerning:

Any federal, state, or local laws, regulations, or statutes prohibiting employment retaliation and/or discrimination (such as, without limitation, race, color, sex, national origin, age, disability, religion) and/or harassment.

Any alleged or actual agreement, contracts, or covenants (oral, written, or implied).

•Any company policy or compensation or benefit plan.

•Any claim for failure to hire or wrongful discharge of any kind.

•Any other claim for personal, emotional, physical, or economic injury.

The only disputes which are not included within this mutual agreement to arbitrate are:

Claims by Employee for workers' compensation or unemployment compensation benefits, except that claim of retaliation or discrimination connected with worker's compensation claims are subject to arbitration;

Claims for injunctive relief to protect Company and Company Group's confidential information and/or trade secrets, including to enforce rights pursuant to the parties' confidentiality agreement, if any; and

•Claims relating to enforcement of the restrictive covenants contained in this Agreement; and

Claims which must, by law, be brought before an administrative agency but only to the extent applicable law permits access to such an agency

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notwithstanding the existence of an agreement to arbitrate. Such administrative claims include, by way of example and without limitation,

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claims or charges brought before the Equal Employment Opportunity Commission (EEOC), the U.S. Department of Labor (DOL), the National Labor Relations Board (NLRB), and/or the Office of Federal Contract Compliance Programs (OFCCP). Nothing in this Agreement/Policy shall preclude or excuse a party from bringing or participating in administrative proceedings to (a) adjudicate unfair labor practice charges before the NLRB, or (b) to fulfill the party's obligation to exhaust administrative remedies before making a claim in arbitration.

All disputes subject to this Agreement shall be brought in the party's individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. ("Class Action Waiver''). Any claim that all or part of the Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator. Any such determination shall not affect the enforceability of any other provision of this Section 8.11.

Arbitration shall be in accordance with the Federal Rules of Civil Procedure and Federal Rules of Evidence and, unless the parties mutually agree on an arbitrator, shall be arbitrated by striking from a list of seven (7) potential arbitrators provided by the Judicial Arbiter Group, which is based in Denver, Colorado. The Company and Employee will flip a coin to determine who will make the first strike. The parties will then alternate striking from the list until there is one arbitrator remaining, who will be the selected arbitrator. The arbitration will take place in Denver, Colorado, unless the parties agree at the time to a different location. Unless the parties otherwise agree and subject to the availability of the arbitrator, the arbitration will be heard within sixty (60) days following the appointment, and the decision of the arbitrator shall be binding on Employee and the Company and will not be subject to appeal. Judgment may be entered on the arbitrator's award in any court having jurisdiction. In any arbitration under this paragraph, the arbitrator shall have full authority to resolve all issues in dispute, including the arbitrator's own jurisdiction, whether any dispute must be arbitrated under this paragraph, whether this paragraph is void or voidable, and to award compensatory remedies and other remedies permitted by law. To the fullest extent allowed by applicable law, and except to the extent equitable relief only is being sought, the Employee and the Company each knowingly and voluntarily agree to waive their rights to a trial by jury and agree that neither of them will make a demand, request, or motion for a trial by jury or court with regard to any dispute between them that is covered by this arbitration provision.

If a party files an action outside of arbitration that is properly subject to the exclusive arbitration requirements of this Section 8.11, in addition to any required arbitration fee, before pursuing his/her/its claim in arbitration the party must pay all attorney's fees, costs and expenses relating to responding to the non-arbitration action, and compelling or removing the matter to arbitration, including related discovery. This provision is specifically severable if enforcement would make arbitration unenforceable.

Except as otherwise provided by the arbitrator in accordance with applicable law, (i) the parties to the arbitration shall be responsible for paying their own attorneys' fees and

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costs incurred in connection with any dispute between them (to the same extent as if the matter were being heard in court), and (ii) the party who initiates the arbitration will pay the

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applicable filing fee, and the Company and the Employee will share equally the other costs of the arbitration (e.g., the cost of the arbitrator and hearing room and other costs unique to the arbitration); provided that, in the event that one party substantially prevails in the arbitration (the "Prevailing Party"), then the arbitrator shall award the Prevailing Party, and shall require the non-Prevailing Party to pay, the reasonable attorneys' fees and costs incurred by the Prevailing Party in connection with such arbitration. Any dispute as to who the Prevailing Party is and/or over the reasonableness of any fees or costs will be resolved by the arbitrator. Notwithstanding the foregoing, nothing in this paragraph will affect the arbitrator's right to award fees and costs to any party in accordance with applicable statutory law or the Company's right to equitable relief under this Agreement or require the arbitrator to award the Prevailing Party any fees or costs when doing so would violate the law.

This Section 8.11 is intended to be governed first by the Federal Arbitration Act and, as a result, to the fullest extent allowed by the Federal Arbitration Act, state laws governing arbitration provisions that would otherwise apply to this Section 8.11 are preempted.

In the event that arbitration shall not apply due to legal bar by statute or unenforceability, Employee and the Company agree to waive trial by jury and have their disputes resolved by judge alone. Venue for such action shall be in Nueces County, Texas.

1.12Currenc . Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in United States dollars ($US).

1.13Company's Maximum Obligations. The compensation set out in this Agreement represents the Company's maximum obligations, and other than as set out herein, Employee will not be entitled to any other compensation, rights or benefits in connection with Employee's employment or the termination of Employee's employment.

1.14Full Payment· No Mitigation Obligation The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

encore Energy Corp.:

    /s/ William Paul Goranson
Name: William Paul Goranson

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Title: Chief Executive Officer and Director. Date: January 30, 2024

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By: /s/ Robert J. Willette
Name: Robert J. Willette
Title: Chief Legal Officer Date: 1/30/2024

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EXHIBIT A
JOB DESCRIPTION

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The Chief Legal Officer {CLO) is a key member of enCore Energy Corp.'s (encore) Executive Team and reports to the CEO. The CLO oversees key legal, administrative, and outside communications functions for the company, and the position also plays a key role in organizational decision making.

Provide counsel for long-term and complex sales, supply and services contracts to a highly

Act as general counsel for the Company, encore Board of Directors, the Executive Chairman, and

Act as Corporate Secretary on the behalf of the Company and the encore Board of Directors Provide efficient delivery of legal counsel, advice and guidance responsive and supportive of enCore's business objectives and operations.
Ensure legal compliance for government contracting, support M&A activity, support corporate governance and ensure that the business maintains high standards of ethical conduct and regulatory compliance.
Oversee and coordinate with outside counsel to support company activities. Prepare public company reporting in Canadian and U.S. public markets.
Oversee corporate outside communications including investor relations to assure regulatory compliance as part of the Company's Disclosure Committee in coordination with the Executive Chairman and CEO.

Juris Doctorate degree required, and the applicant must also be actively admitted to practice law in at least one state where encore does business.
Fluent capability of the English language in writing and speaking. Skills in Spanish would be Minimum 10 years of legal experience required. Preferably minimum S year corporate or similar

Experience with mergers and acquisitions is preferred.
Compliance, audit and/or regulatory experience, preferably in public companies in Canada and

Strong problem-solving skills, ability to identify, evaluate (risk/reward balance) and resolve legal issues within the context of the business strategy and objectives.
Demonstrated experience in improving internal processes to improve outcomes Proven success at developing and implementing strategic decisions
A strong track record in creating optimal organizational structures that leverage employees and

•transactional organization.
•the various Committees of the Board.
•Other responsibilities as assigned by management.
What you will need helpful. "in-house" experience.
•Contract and Land management experience.
•• the United States.
•Hands-on; self-starter; team-player.

•contractors as appropriate Exceptional attention to detail
•The ability to multi-task in a fast-paced environment
•Excellent written and oral presentation skills